As filed with the Securities and Exchange Commission on August 7, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sprout Social, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	27-2404165
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
131 South Dearborn Street, Suite 700
Chicago, Illinois 60603
(Address of principal executive offices) (Zip code)

Inducement Grant Framework
(Full title of the plan)

Ryan Barretto
Chief Executive Officer
Sprout Social, Inc.
131 South Dearborn Street, Suite 700
Chicago, Illinois 60603
Tel: (866) 878-3231
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Courtney M. W. Tygesson Alaina DeBona Cooley LLP 110 North Wacker Drive, Suite 4200 Chicago, Illinois 60606 Tel: (312) 881-6500	Heidi Jonas General Counsel and Secretary Sprout Social, Inc. 131 South Dearborn Street, Suite 700 Chicago, Illinois 60603 Tel: (866) 878-3231

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

In this registration statement, Sprout Social, Inc. is sometimes referred to as “Registrant,” “we,” “us” or “our.”

The Registrant is filing this Registration Statement on Form S-8 (the “Registration Statement”) for the purpose of registering 1,800,000 shares of the Registrant’s Class A common stock, $0.0001 par value per share (the “Class A common stock”), reserved for issuance upon the vesting of restricted stock units to be granted pursuant to the Company’s Inducement Grant Framework outside the Sprout Social, Inc. 2019 Incentive Award Plan (the “Incentive Plan”) but subject to the terms of the Incentive Plan, as if such restricted stock units were granted under the Incentive Plan, as inducement grants pursuant to Rule 5635(c)(4) of the Nasdaq Listing Rules (any such grant, an “Inducement Award”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). The document(s) containing the information specified in Part I will be sent or given to the recipients of Inducement Awards pursuant to Rule 428(b)(1). Such document(s) are not being filed with the SEC as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These document(s) and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

•the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 27, 2026 (the “2025 10-K”);

•the information specifically incorporated by reference into the 2025 10-K from the Registrant’s definitive proxy statement on Schedule 14A for the 2026 annual meeting of stockholders, filed with the SEC on April 7, 2026;

•the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the SEC on May 8, 2026;

•the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2026, filed with the SEC on August 7, 2026;

•the Registrant’s Current Reports on Form 8-K, filed with the SEC on February 12, 2026 (excluding the information furnished therein under Item 2.02), March 13, 2026, May 7, 2026 (excluding the information furnished therein under Item 2.02 and Item 7.01), May 20, 2026, June 10, 2026 (excluding the information furnished therein under Item 7.01), and July 15, 2026 (excluding the information furnished therein under Item 2.02 and Item 7.01); and

•the description of the Registrant’s Class A common stock contained in a registration statement on Form 8-A filed with the SEC on December 9, 2019 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), together with any amendment or report thereto filed with the SEC for the purpose of updating such description, including Exhibit 4.4 of the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2019.

All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information filed under current Item 2.02 or Item 7.01 of Form 8-K, and exhibits furnished on such form that relate to such items, be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding. Section 145 permits corporations to pay expenses (including attorneys’ fees) incurred by directors and officers in advance of the final disposition of such action, suit or proceeding. In addition, Section 145 provides that a corporation has the power to purchase and maintain insurance on behalf of its directors and officers against any liability asserted against them and incurred by them in their capacity as a director or officer, or arising out of their status as such, whether or not the corporation would have the power to indemnify the director or officer against such liability under Section 145.

The Registrant’s amended and restated certificate of incorporation and amended and restated bylaws provide for indemnification of its directors and officers to the fullest extent permitted by the DGCL. The Registrant will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding (other than an action by or in the right of us) by reason of the fact that such person is or was a director or officer of the Registrant, or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise (each such person being referred to as an “Indemnitee”), against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such Indemnitee in connection with such action, suit, or proceeding if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

The Registrant’s amended and restated bylaws further provide that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the Indemnitee is or was a director or officer of the Registrant, or, while a director or officer of the Registrant, is or was serving at the Registrant’s request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection with the defense or settlement of such action or suit if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the Registrant, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper. Notwithstanding the foregoing, to the extent that an Indemnitee has been successful on the merits or otherwise, he or she will be indemnified by the Registrant against expenses (including attorneys’ fees) actually and reasonably incurred by the Indemnitee in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors and officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws against any and all expenses, judgments, fines, penalties, and amounts paid in settlement of any claim. The indemnification agreements provide for the advancement or payment of all expenses to the Indemnitee and for the reimbursement to the Registrant if it is found that the Indemnitee is not entitled to such indemnification under applicable law and the Registrant’s amended and restated certificate of incorporation and amended and restated bylaws. At present, there is no pending litigation or proceeding involving a director or officer of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

The Registrant maintains a general liability insurance policy that covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

The following documents are filed as exhibits to this Registration Statement:

		Incorporated by Reference
Exhibit Number	Description	Schedule Form	File Number	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of the Registrant	8-K	001-39156	3.1	December 17, 2019

4.2	Amended and Restated Bylaws of the Registrant	10-Q	001-39156	3.2	August 7, 2026

4.3	Form of Class A common stock certificate of the Registrant	S-1/A	333-234316	4.1	December 2, 2019

5.1*	Opinion of Cooley LLP

23.1*	Consent of Cooley LLP (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm

24.1*	Power of Attorney (included on the signature page of this Form S-8)

99.1*	Sprout Social, Inc. Inducement Grant Framework

99.2*	Form of Restricted Stock Unit Grant Notice and Restricted Stock Unit Agreement for Inducement Grant Outside of the Sprout Social, Inc. 2019 Incentive Award Plan, approved July 8, 2026

99.3	Sprout Social, Inc. 2019 Incentive Award Plan	S-1/A	333-234316	10.12	December 2, 2019

107*	Exhibit Fee Table
____________________
* Filed herewith.

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement; and
(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, state of Illinois, on this 7th day of August, 2026.

SPROUT SOCIAL, INC.
By:	/s/ Ryan Barretto
Name: Ryan Barretto
Title: Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ryan Barretto and Heidi Jonas, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Ryan Barretto Ryan Barretto	Chief Executive Officer and Director (Principal Executive Officer, Interim Principal Financial Officer and Interim Principal Accounting Officer)	August 7, 2026

/s/ Justyn Howard Justyn Howard	Executive Chair and Director	August 7, 2026

/s/ Peter Barris Peter Barris	Director	August 7, 2026

/s/ Steven Collins Steven Collins	Director	August 7, 2026

/s/ Gregory Brown Gregory Brown	Director	August 7, 2026

/s/ Aaron Rankin Aaron Rankin	Chief Technology Officer and Director	August 7, 2026

/s/ Thomas Stanley Thomas Stanley	Director	August 7, 2026

/s/ Karen Walker Karen Walker	Director	August 7, 2026